Exhibit 99.1

LTC Announces Death of Executive Chairman Andre C. Dimitriadis

WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--August 14, 2013--LTC Properties, Inc. (NYSE:LTC) announced today that Andre C. Dimitriadis, 72, its founder and Executive Chairman of the Board, has died after a long and courageous battle with a chronic illness.

Mr. Dimitriadis founded LTC Properties, Inc. in 1992 and was the Company’s Chairman and Chief Executive Officer from inception through March 2007. In March 2007, Mr. Dimitriadis assumed the position of Executive Chairman. Prior to founding LTC, he was the Executive Vice President and Chief Financial Officer of Beverly Enterprises from 1989 to 1992, the Executive Vice President and Chief Financial Officer of American Medical International from 1984 to 1989 and the Chief Financial Officer of Western Airlines from 1982 to 1984. Mr. Dimitriadis held a Bachelors degree in Electrical Engineering from Robert College, a Masters degree in Computer Science from Princeton University, and a MBA in Finance and Ph.D. in Economics from New York University Stern School of Business.

As provided for in the Company’s succession plan, the Board elected Wendy Simpson as Chairman, Chief Executive Officer and President.

“Andre’s vision of filling an unmet financing need in the long term care industry over 20 years ago was realized in the birth of LTC. His passionate and energetic leadership over the past two decades will be remembered by those of us who were so fortunate to work with him,” said Ms. Simpson, a long-time colleague of Dimitriadis. “Andre was an incredible problem solver and had an amazing aptitude for analyzing complex financial structures. He worked tirelessly to meet the needs of LTC’s customers and create value for LTC’s shareholders. Although he has been less involved in the Company’s daily operations since he stepped down from the Chief Executive Officer position in 2007, he continued to be a tremendous resource and inspiration. I am so happy that last August he was joined by his two daughters, Christina and Julia, on the podium at the New York Stock Exchange to ring the closing bell commemorating LTC’s 20th anniversary. It was a milestone of which he was justifiably proud.”

The Company is a self-administered real estate investment trust that primarily invests in long-term care and other health care related facilities through mortgage loans, facility lease transactions and other investments. For more information on LTC Properties, Inc., visit the Company’s website at www.LTCProperties.com.

This press release includes statements that are not purely historical and are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. All statements other than historical facts contained in this press release are forward looking statements. These forward looking statements involve a number of risks and uncertainties. All forward looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such forward looking statements. Although the Company’s management believes that the assumptions and expectations reflected in such forward looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. The actual results achieved by the Company may differ materially from any forward looking statements due to the risks and uncertainties of such statements.

CONTACT:
LTC Properties, Inc.
Wendy L. Simpson
Pam Kessler
(805) 981-8655